UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐Preliminary Proxy Statement

☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒Definitive Proxy Statement

☐Definitive Additional Materials

☐Soliciting Material Pursuant to §240.14a-12

Peapack-Gladstone Financial Corporation

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒No fee required.

☐Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

N/A

(2)	Aggregate number of securities to which transaction applies:

N/A

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

N/A

(5)	Total fee paid:

N/A

☐Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

N/A

(2)	Form, Schedule or Registration Statement No.:

N/A

(3)	Filing Party:

N/A

(4)	Date Filed:

N/A

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 30, 2019

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation (the “Company”) will be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey on Tuesday, April 30, 2019 at 10:00 a.m., local time, to consider and vote:

1.	To elect thirteen directors to serve for a one-year term and until their successors shall have been duly elected and qualified.
2.	To approve, on a non-binding basis, the compensation of the Company’s named executive officers.
3.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
4.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 2019 are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to exercise your right to vote as promptly as possible.

By Order of the Board of Directors

Todd M. Poland

Corporate Secretary

Bedminster, New Jersey

March 20, 2019

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

OR VOTE BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 30, 2019

This Proxy Statement and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/PGC

Peapack-Gladstone Financial Corporation

Proxy Statement

i

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone” or the “Company”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey on Tuesday, April 30, 2019 at 10:00 a.m., local time. This proxy statement is first being made available to shareholders on approximately March 20, 2019.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 6, 2019. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 19,349,230 shares of Peapack-Gladstone’s common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone’s common stock is entitled to one vote.

Delivery of Proxy Materials

The 2019 notice of annual meeting of shareholders, this proxy statement, the Company’s 2018 annual report on Form 10-K and the proxy card or voting instruction form are referred to as our “proxy materials.”  Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to certain shareholders over the Internet.  Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an “E-Proxy Notice”), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website where our proxy statement and annual report are available for review, downloading and printing, and instructions on how to submit proxy votes.  The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive either a paper copy or an electronic copy of the proxy materials for future meetings.

Shareholders that have previously elected to receive proxy materials via electronic delivery will receive an e-mail with the proxy statement, annual report and instructions on how to vote.  Shareholders who previously elected to receive paper copies of the proxy materials will receive the proxy statement, annual report and instructions on how to vote by mail or via telephone or the internet.

Householding

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders.  Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written demand or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered.  To receive additional copies, you may write to or call Todd M. Poland, Corporate Secretary of Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921 or (908) 443-5386.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Todd M. Poland, Corporate Secretary at the address or telephone number above.  If your shares are held in “street name,” you should contact the broker or other intermediary who holds the shares on your behalf.

Required Vote

The presence, in person or by proxy, of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting.  Abstentions and broker non-votes are counted to determine a quorum. A broker non-vote occurs when a broker holding shares for a beneficial holder does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner.

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone’s common stock voted at the meeting, whether voted in person or by proxy.  This means that the nominees receiving the greatest number of votes will be elected.  Abstentions and broker non-votes will have no impact on the election of directors.

The approval of each (1) on a non-binding basis, of the compensation of the Company’s named executive officers and (2) of the ratification of the appointment of Crowe LLP requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy. Abstentions and broker non-votes will have no impact on the approval of these proposals.

All shares represented by valid proxies received pursuant to this solicitation will be voted as follows, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised:

•	Proposal 1 – FOR the election of the 13 nominees for director;
•	Proposal 2 – FOR the approval, on a non-binding basis, of the compensation of the Company’s named executive officers; and
•	Proposal 3 – FOR the ratification of the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters in their discretion.

Voting

We are offering you four alternative ways to vote your shares:

Internet.  If you wish to vote using the Internet, you can access the webpage at www.envisionreports.com/PGC and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone.  Have your proxy card available when you access the webpage.

Telephone.  If you wish to vote by telephone, call toll free 1-800-652-VOTE(8683) and follow the instructions.  Have your proxy card available when you call.

Mail.   If you wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.

In Person. The method by which you vote will not limit your right to vote at the meeting if you decide to attend in person.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting.  If you submit a proxy and then wish to change or vote in person at the meeting, you will need to revoke the proxy that you have submitted, as described below.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by submitting a later-dated proxy or a written revocation to Todd M. Poland, Corporate Secretary, Peapack-Gladstone, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy or by voting in person at the meeting.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill Advisory Group LLC, a proxy solicitor firm. Directors, officers and employees will not be compensated for such solicitation activities. Peapack-Gladstone will pay $5,500 plus certain out of pocket costs to Laurel Hill Advisory Group LLC for its proxy solicitation services. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone will reimburse them for their reasonable expenses incurred in forwarding the materials.

Annual Meeting Attendance

Only shareholders or their proxy holders and Peapack-Gladstone guests may attend the annual meeting.  Please bring your E-Proxy Notice to be admitted to the meeting.

If your shares are held in “street name,” to attend the meeting you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date and a valid form of photo identification.  If you wish to vote at the meeting, you must bring a proxy executed in your favor from the holder of record.

CORPORATE GOVERNANCE

General and Corporate Governance Principles

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors. Members of the Board are kept informed of Peapack-Gladstone’s business through discussions with our President and CEO and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of Peapack-Gladstone’s subsidiary bank, Peapack-Gladstone Bank (the “Bank”), during 2018. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank each held 11 meetings during 2018. During 2018, each director of Peapack-Gladstone attended no fewer than 75% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served. It is Peapack-Gladstone’s policy to encourage director attendance at the Annual Meeting absent a compelling reason such as illness. Last year, all but two directors attended the Annual Meeting.

The Board has adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone, including:  the qualification and selection of the Board of Directors and its committees; convening executive sessions of independent directors; the Board of Directors’ interaction with management and third parties; director compensation, orientation and continuing education and the evaluation of the performance of the CEO. The Corporate Governance Principles are available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. We periodically review these governance principles, the rules and listing standards of the NASDAQ Stock Market (“NASDAQ”) and SEC regulations.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is comprised of 13 directors, all of whom are independent directors under applicable NASDAQ rules, except for Douglas L. Kennedy, our Chief Executive Officer. The Company maintains a Risk Committee, which, along with our Board of Directors, is responsible for overseeing the Company’s risk management. Our full Board receives and reviews a company-wide risk assessment annually. While the Risk Committee and the full Board oversee the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is an appropriate approach for addressing the risks facing our Company. Our independent directors conduct separate executive sessions to discuss Company affairs on at least a semi-annual basis and more frequently as necessary. The Chair of the Board, who is independent, presides over these sessions. If in the future our Board Chair is not independent, our bylaws provide for the appointment of an independent lead director.

We believe that having a separate Chair and CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and holding executive sessions of independent directors provides the right form of leadership for our Company. Separating the Chair and CEO positions allows the CEO to better focus on his responsibilities of running the Company, enhancing shareholder growth and better positioning the Company for future growth, while our experienced independent director majority provides oversight of Company operations and provides different perspectives based on the directors’ experience, oversight and expertise from outside our Company.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” in accordance with NASDAQ rules and Peapack-Gladstone’s internal independence standards provided in our Corporate Governance Principles.  The Board has determined that the members of the Audit Committee are also “independent” for purposes of the heightened standards of independence under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that the members of the Compensation Committee are also “independent” for purposes of the heightened standard of independence under the NASDAQ rules. The Board’s conclusion follows a review by the Nominating Committee and management of the responses of the directors and executive officers to questions regarding employment history, transactions with the Bank, affiliations and family and other relationships.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent absent any other relationship that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•

A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons, if such loan (1) complies with state and federal regulations on insider loans, where applicable; (2) is not classified by the Bank’s credit committee or by any bank regulatory agency that supervises the Bank as substandard, doubtful or loss; and (3) is on customary and usual market terms and conditions.

•

A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.

•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of senior vice president.
•

Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.

•

Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.

•

Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director of a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.

•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ rules and Peapack-Gladstone’s Corporate Governance Principles.

Independent Director	Category or Type

Susan A. Cole	Wealth Management

Anthony J. Consi, II	Loans, Deposits

Richard Daingerfield	Loans, Deposits, Wealth Management

Edward A. Gramigna	Deposits, Wealth Management

F. Duffield Meyercord	Loans, Deposits, Wealth Management

Philip W. Smith	Loans, Deposits, Wealth Management, Employment of Immediate Family Member*

Beth Welsh	Loans, Deposits

* Mr. Smith’s sister in-law Anne Smith was promoted to Senior Managing Director in 2017.  Anne Smith is not an executive officer of the Company.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•

Shareholders wishing to communicate with the Board of Directors should send any communication to the Board of Directors, Peapack-Gladstone Financial Corporation, c/o Todd M. Poland, Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•

The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and will regularly review all such communications with the Board or the appropriate Committee Chair.

The Board of Directors has also established the following procedures for shareholder communications with the Chair, who presides over the independent director sessions:

•

Shareholders wishing to communicate with the Chair should send any communication to the Presiding Director of Independent Director Sessions, Peapack-Gladstone Financial Corporation, c/o Todd M. Poland, Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.

•

The Corporate Secretary will forward such communication to the Chair, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.

•

The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the Chair, and will regularly review all such communications with the Chair at the next meeting.

Committees of the Board of Directors

The Board of Directors maintained an Audit Committee, a Compensation Committee, a Nominating Committee, and a Risk Committee. The following table identifies the members of each of these Committees as of March 6, 2019.  All members of each committee are independent in accordance with the listing requirements of the NASDAQ stock market. Each committee operates under a written charter that is approved by the Board of Directors that governs its composition, responsibilities and operations.  Each committee reviews and reassesses the adequacy of its charter at least annually.  The charters are available in the Governance Documents portion of the Investor Relations section of the Company’s web site (www.pgbank.com).

Director	Audit Committee	Compensation Committee	Nominating Committee	Risk Committee
Carmen M. Bowser			X	X
Susan A. Cole			X	X
Anthony J. Consi, II	X*	X		X
Richard Daingerfield	X			X*
Edward A. Gramigna, Jr.	X		X*
Steven A. Kass**	X
Douglas L. Kennedy
F. Duffield Meyercord		X*	X
Philip W. Smith, III			X	X
Tony Spinelli		X		X
Beth Welsh	X			X
Number of meetings in 2018	8	4	2	6

* Chairperson
** Mr. Kass will become Chairperson of the Audit Committee and will become a member of the Executive Committee effective April 1, 2019.

Audit Committee

The Board of Directors has determined that at least two members of the Audit Committee, Messrs. Consi and Kass, meet the NASDAQ standard of being financially sophisticated. The Board of Directors has also determined that Messrs. Consi and Kass meet the SEC criteria of an “audit committee financial expert.”

The charter provides the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Peapack-Gladstone’s interim and year-end operating results including earnings releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone; reviewing audit reports prepared by any outside firm that may conduct internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports. The Audit Committee reports to the full Board pertinent matters coming before it.

Compensation Committee

The Compensation Committee recommends to the independent members of the Board the CEO’s compensation, sets specific compensation for executive officers (other than the CEO) and ratifies general compensation levels for all other officers and employees. It also administers our long-term stock incentive plans and makes awards under those plans. The Compensation Committee also recommends Board compensation. In setting compensation levels, the Compensation Committee undertakes a thorough analysis and consideration of overall Company performance, individual job performance, the overall need of the Company to attract, retain and incent executive talent, the total cost of the compensation programs, and peer compensation.

The Compensation Committee has the authority to and responsibility for the appointment, retention, compensation and oversight of compensation consulting and advisory firms as it deems appropriate to its role. In 2018, the Compensation Committee engaged the services of McLagan, an Aon Hewitt Company (“McLagan”), an independent compensation consulting firm specializing in executive compensation, which provided an updated competitive market   analysis. McLagan reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with the Human Resources Department as requested by the Compensation Committee.

Nominating Committee

The Nominating Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Peapack-Gladstone and the Bank, recommends committee assignments, and discusses management succession for the Chair and the CEO positions. The Nominating Committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Conflict of Interest Policy. The Nominating Committee reviews recommendations from shareholders regarding director candidates and any shareholder proposals. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Risk Committee

The Risk Committee provides oversight and guidance for the Bank’s Enterprise Risk Management initiatives, including risk governance structure, risk management and risk assessment guidelines and policies regarding policies, procedures and market, credit, operational, liquidity and reputational risks, and the Bank’s risk tolerance.  Risk assessment and risk management are the responsibility of the Bank’s management.  The Committee’s responsibility in this regard is one of oversight and review.

Nomination of Directors

Nominations for director may be made only by the Board of Directors, a committee of the Board or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board, which include:

•	Stock ownership in compliance with the Company’s stock ownership guidelines.
•	Being respected members of their communities and of high ethical and moral standards and having sound personal finances.
•	Not serving on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.

•	An appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board.
•

If the Committee deems it applicable, whether the candidate is able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the Sarbanes-Oxley Act of 2002.

•	Whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in Peapack-Gladstone’s Corporate Governance Principles.
•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director.
•	Willingness to apply sound and independent business judgment.
•	Ability to work productively with the other members of the Board.
•	Availability for the substantial duties and responsibilities of a Peapack-Gladstone director.
•	Meets the additional criteria set forth in the Peapack-Gladstone’s Corporate Governance Principles.

The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director. In accordance with the Company’s Corporate Governance Principles, in assessing candidates for nomination, the Nominating Committee considers, among other factors, the candidate’s independence, diversity, skills and experience in the context of the needs of the Board.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee must submit such director candidate recommendations to the Committee, c/o the Corporate Secretary, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921, in writing, not less than 120 nor more than 150 days prior to the first anniversary date of the prior year’s annual meeting.  For our annual meeting in 2019, we must have received this notice between December 10, 2018 and January 9, 2019.   To ensure that a shareholder wishing to propose a candidate for consideration by the Committee has a significant stake in the Company, to qualify for consideration by the Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request.  In addition, the Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate.  Shareholders who wish to nominate a director must also follow the requirements in our bylaws. For information regarding shareholder nominations of director candidates, see “Shareholder Proposals” below.

You can obtain a copy of our policy regarding shareholder recommendations for director candidates by writing to Todd M. Poland, Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Code of Business Conduct and Conflict of Interest Policy

Peapack-Gladstone has adopted a Code of Business Conduct and Conflict of Interest Policy, which applies to all of Peapack-Gladstone’s directors, officers and employees. The Code of Business Conduct and Conflict of Interest Policy is available in the Government Documents portion of the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy on our website as may be required and within the time period specified under applicable SEC and NASDAQ rules.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2018. Douglas L. Kennedy, as a full-time employee, was not compensated for his service rendered as a director.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Total
Carmen M. Bowser	$44,000	$24,978	$68,978
Susan A. Cole	40,000	24,978	64,978
Anthony J. Consi, II	114,000	54,973	168,973
Richard Daingerfield	99,000	44,975	143,975
Edward A. Gramigna, Jr.	80,600	39,994	120,594
Steven A. Kass (3)	47,933	-	47,933
John D. Kissel (4)	42,000	24,978	66,978
James R. Lamb, Esq. (4)	65,000	24,978	89,978
F. Duffield Meyercord	134,000	104,965	238,965
Philip W. Smith, III	46,000	24,978	70,978
Tony Spinelli	50,000	24,978	74,978
Beth Welsh	65,000	24,978	89,978

(1)

In 2018, Peapack-Gladstone paid its directors a $10,000 annual retainer for service on the Board, $1,200 and $900 each for Nominating and Trust committee meetings attended, respectively, and $2,000 for each regular Board, Executive or other committee meeting they attend. The Chair received an additional $75,000 annual retainer.  The Audit Committee Chair received an additional $25,000 annual retainer, the Risk Committee Chair received an additional $15,000 annual retainer and the Nominating Committee Chair received an additional $7,000 annual retainer.

(2)

The following table represents the number of restricted shares awarded to each director during 2018, the grant date fair market value of these awards computed in accordance with ASC 718 and the aggregate number of options or restricted stock outstanding at December 31, 2018, for each of the following directors.

Name	Number of Shares of Restricted Stock Awarded in 2018	Grant Date Fair Market Value of Stock Awarded (a)	Aggregate Number of Options Outstanding at 12/31/2018	Aggregate Number of Restricted Stock Shares/Units Outstanding at 12/31/2018
Carmen M. Bowser	707	$24,978	-	707
Susan A. Cole	707	24,978	-	707
Anthony J. Consi, II	1,556	54,973	-	1,556
Richard Daingerfield	1,273	44,975	-	1,273
Edward A. Gramigna, Jr.	1,132	39,994	2,500	1,132
Steven A. Kass	-	-	-	-
John D. Kissel	707	24,978	12,500	707
James R. Lamb, Esq.	707	24,978	12,500	707
F. Duffield Meyercord	2,971	104,965	12,500	2,971
Philip W. Smith, III	707	24,978	12,500	707
Tony Spinelli	707	24,978	-	707
Beth Welsh	707	24,978	2,500	707

(a)

Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on the Peapack-Gladstone stock price on the date of grant of $35.33.  See Note 13 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2018 for additional information on the valuation methodology.

(3)	Mr. Kass joined the Board of Directors effective January 25, 2018.
(4)	Messrs. Kissel and Lamb retired effective January 31, 2019.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of March 6, 2019 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than five percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock Inc. (1) 55 East 52d Street New York, NY 10055	1,252,633	6.47%

Dimensional Fund Advisors LP (2) Building One 6300 Bee Cave Road Austin, TX 78746	1,126,448	5.82%

Entities affiliated with The Banc Funds Company LLC (3) 20 North Wacker Drive Chicago, IL 60606	1,076,957	5.57%

Basswood Capital Management, LLC (4) 645 Madison Avenue, 10th Floor New York, NY 10022	1,057,398	5.46%

(1)	Based on a Schedule 13G/A filed with the SEC on February 6, 2019.
(2)	Based on a Schedule 13G filed with the SEC on February 8, 2019.
(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2019.
(4)	Based on a Schedule 13G filed with the SEC on February 11, 2019.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of March 1, 2019 the number of shares of Peapack-Gladstone’s common stock, beneficially owned by each of the directors/nominees and the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
John P. Babcock	70,514	(3)	*
Carmen M. Bowser	1,107	(4)	*
Jeffrey J. Carfora	93,474	(5)	*
Lisa P. Chalkan	10,886	(6)	*
Dr. Susan A. Cole	2,330	(7)	*
Anthony J. Consi, II	101,957	(8)	0.53
Richard Daingerfield	7,637	(9)	*
Edward A. Gramigna, Jr.	10,947	(10)	*
Peter D. Horst	500		*
Steven A. Kass	2,000	(11)	*
Douglas L. Kennedy	140,090	(12)	0.72
F. Duffield Meyercord	86,737	(13)	*
Patrick J. Mullen	340		*
Robert Plante	2,661	(14)	*
Philip W. Smith, III	64,163	(15)	*
Anthony Spinelli	1,137	(16)	*
Beth Welsh	7,161	(17)	*
All directors and executive officers as a group (26 persons)	799,432	(18)	4.13%

NOTES:

*	Less than one-half of one percent
(1)

Beneficially owned shares include shares over which the named person exercises either sole or shared voting or investment power. It also includes shares owned (1) by a spouse, minor children or by relatives sharing the same home, (2) by entities owned or controlled by the named person and (3) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.

(2)

The number of shares of common stock used in calculating the percentage of the class owned by all directors and executive officers as a group includes shares of common stock outstanding as of March 1, 2019, 78,908 restricted stock units vesting within 60 days, and 30,000 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019.

(3)

Includes 6,138 shares allocated under Peapack-Gladstone’s 401(k) Plan, 3,841 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, 5,137 shares of restricted stock awards, and 11,719 shares of restricted stock units.

(4)	Includes 707 shares of restricted stock units.
(5)	Includes 1,237 shares allocated under Peapack-Gladstone’s 401(k) Plan, 5,108 shares purchased under the Employee Stock Purchase Plan, and 6,973 shares of restricted stock units.
(6)	Includes 270 shares allocated under Peapack-Gladstone’s 401(k) Plan and 4,012 shares of restricted stock units.
(7)	Includes 707 shares of restricted stock units.
(8)	Includes 1,556 shares of restricted stock units.
(9)	Includes 1,273 shares of restricted stock units.
(10)	Includes 1,132 shares of restricted stock units and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019.
(11)	Includes 1,000 shares owned by a family partnership and 1,000 shares owned by Mr. Kass’ wife.
(12)

Includes 7,740 shares allocated under Peapack-Gladstone’s 401(k) Plan, 11,877 shares held through a Rabbi Trust pursuant to a non-qualified deferred compensation plan, 5,052 shares purchased under the Employee Stock Purchase Plan, and 17,212 shares of restricted stock units.

(13)	Includes 2,971 shares of restricted stock units and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019.
(14)	Includes 433 shares purchased under the Employee Stock Purchase Plan and 2,228 shares of restricted stock units.
(15)

Includes 8,391 shares owned by Mr. Smith’s wife, 1,335 shares owned by Mr. Smith’s management company, 707 shares of restricted stock units, and 12,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019.

(16)	Includes 707 shares of restricted stock units.
(17)	Includes 707 shares of restricted stock units, and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019.
(18)

Includes 11,754 shares of restricted stock awards, 70,908 shares of restricted stock units vesting within 60 days, 30,000 shares purchasable pursuant to options exercisable within 60 days of March 1, 2019 and 40,000 shares held in a margin account.

Stock Ownership Guidelines

In 2018, the Board of Directors updated the Company’s Stock Ownership Guidelines.  The Stock Ownership Guidelines apply to the Board of Directors, the Chief Executive Officer and the executive officers of the Company and impose the following requirements:

•	All new members elected to the Board must own a minimum of $10,000 in Company stock at the time of his or her appointment;
•	Directors must maintain five times the amount of the annual Company Board retainer for service on the Board;
•	The Chief Executive Officer must maintain three times his or her base salary in Company stock; and
•	Executive officers must maintain one time his or her base salary in Company stock.

Individuals can count shares owned in a Company benefit plan towards the stock ownership requirement.  There is no set compliance period to meet the guidelines, with the exception of the minimum ownership requirement applicable to new Board members, which must be met at the time of a new Board member’s appointment.  However, until the guidelines are achieved, individuals will be required to retain 100% of any net shares received through a Company grant under the 2012 Long-Term Incentive Plan.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board has 13 members. Peapack-Gladstone’s Nominating Committee has recommended to the Board that the 13 current directors be re-elected for one-year terms expiring at Peapack-Gladstone’s 2020 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board may be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is unavailable for election or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board’s nominees for election, the nominees’ positions with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee’s prior service as a director includes prior service as a director of the Bank prior to the formation of the holding company. In addition, described below is each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Carmen M. Bowser	64	2017

Retired; former Managing Vice President, Commercial Real Estate Division, Capital One Bank. Ms. Bowser is qualified to serve on the Board of Directors because of her extensive experience in the commercial real estate market, which includes serving as Managing Vice President, Commercial Real Estate Division at Capital One Bank and as Managing Director for Prudential Mortgage Capital Company. Her

expertise and leadership experience is invaluable to the oversight of the Bank’s real estate portfolio.

Dr. Susan A. Cole	76	2014

President of Montclair State University.  Dr. Cole is qualified to serve on the Board of Directors because of her 20 years as President of Montclair State University, the second largest university in New Jersey, with approximately 20,000 students, which provides invaluable experience in the oversight of Bank operations.

Anthony J. Consi, II	73	2000

Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors. Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors, both of which are invaluable to his role as Audit Committee Chair.

Richard Daingerfield	65	2014

Retired; Executive Vice President and General Counsel of Citizens Financial Group, Inc., Boston, Massachusetts from 2010 to 2014.  Mr. Daingerfield is qualified to serve on the Board of Directors because of his expertise in corporate governance, executive management, risk management, corporate banking and commercial banking. His broad legal experience in all aspects of commercial and retail banking, including international and domestic private banking, are invaluable to his role as Risk Committee Chair.

Edward A. Gramigna, Jr.	58	2012

Partner of Drinker Biddle & Reath LLP. Mr. Gramigna is qualified to serve on the Board of Directors because of his 29 years of experience in trust, estate planning and estate administration, which is invaluable in the oversight of our wealth management division.

Peter D. Horst	57	2019

Chief Marketing Officer with 30 years of marketing leadership experience across diverse industries in consumer and business products, services and technology for market leaders such as General Mills, US West, Hershey, Capital One and Ameritrade. Mr. Horst is also the founder of CMO, Inc. and serves as a consultant, author, speaker, board member and advisor to senior executives on marketing strategy, messaging and growth planning. Mr. Horst is qualified to serve on the Board of Directors because of his extensive marketing experience, which will be invaluable in introducing our new wealth management brand to the market.

Steven A. Kass	62	2018

Retired; Previously senior partner of KPMG from 2014 to 2016.  Mr. Kass was Chief Executive Officer of Rothstein Kass, an accounting firm that specialized in audit, tax and advisory services to hedge fund, private equity and venture capital clients, before it was sold to KPMG in 2014. Mr. Kass is qualified to serve on the Board of Directors because of his public company accounting and management level experience.

Patrick J. Mullen	73	2019

Retired: Previously served as the Director of Banking, State of New Jersey, for the New Jersey Department of Banking and Insurance. Mr. Mullen was responsible for the examination and supervision of all state-chartered banks and credit unions and state-licensed non-bank financial institutions. Mr. Mullen is qualified to serve on the Board of Directors because of his financial services background, which provides invaluable oversight of Bank operations.

Name and Position With Peapack-Gladstone	Age	Director Since	Principal Occupation or Employment for the Past Five Years; Other Company Directorships
Douglas L. Kennedy Chief Executive Officer	62	2012

President and CEO of Peapack-Gladstone and the Bank since 2012. Prior to joining the Company, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy, who began his career in commercial banking in 1978, is qualified to serve on the Board of Directors because of his over 41 years of commercial banking experience, demonstrated business leadership, judgment and vision.

F. Duffield Meyercord Chairman	72	1991

Chairman of the Board of Peapack-Gladstone and the Bank; Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc. Mr. Meyercord is qualified to serve on the Board of Directors because of his 43 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.

Philip W. Smith, III	63	1995

President, Phillary Management, Inc., a real estate management company. Mr. Smith is qualified to serve on the Board of Directors because of his 31 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.

Tony Spinelli	51	2017

Chief Operating Officer and President, Cyberdivision for Fractal Industries, Inc.  Mr. Spinelli also served as Senior Vice President, Chief Information Security Officer, Capital One Bank. Mr. Spinelli is qualified to serve on the Board of Directors because his expertise in cybersecurity, security engineering and compliance will provide insight into emerging threats to the Company and our clients.

Beth Welsh	60	2012

General Manager of Bassett Associates, a real estate management company in Summit, New Jersey.  Ms. Welsh is qualified to serve on the Board of Directors because of her 23 years of experience in the commercial real estate market as well as her past banking experience, which is invaluable to the Board’s oversight of the Bank’s real estate lending and small business banking.

The members of our Board of Directors collectively demonstrate appropriate leadership skills, experience and judgment in areas that are relevant to our business. We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

DIRECTORS INCLUDED IN PROPOSAL 1.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as a shareholder of Peapack-Gladstone, the opportunity to endorse or not endorse the compensation for our named executive officers.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), shareholders were provided an opportunity to approve on an advisory, or non-binding basis, the compensation of our named executive officers. Accordingly, we are asking you to vote on the compensation of Peapack-Gladstone’s named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The following summarizes the backgrounds of the named executive officers.

•

Mr. Kennedy joined the Bank in October 2012 as Chief Executive Officer. He is a career banker with over 41 years of commercial banking experience. Previously, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy has a Bachelor’s Degree in Economics and a MBA from Sacred Heart University in Fairfield, Connecticut.

•

Mr. Carfora joined the Bank in April 2009 as Chief Financial Officer having previously served as a Transitional Officer with New York Community Bank from April 2007 until January 2008 as a result of a merger with PennFed Financial Services Inc. and Penn Federal Savings Bank (collectively referred to as “PennFed”).  Prior to the merger, Mr. Carfora served as Chief Operating Officer of PennFed from October 2001 until April 2007 and Chief Financial Officer from December 1993 to October 2001. Mr. Carfora has nearly 39 years of experience, including 36 years in the banking industry. Mr. Carfora has a Bachelor’s Degree in Accounting and an M.B.A in Finance, both from Fairleigh Dickinson University and is a Certified Public Accountant.

•

Mr. Plante joined the Bank in March 2017 as Chief Operating Officer. Mr. Plante previously served as Chief Operating Officer at Israel Discount Bank New York. Mr. Plante also served as Chief Information Officer at CIT Group and also held senior leadership positions at GE Capital Global Consumer Finance and with the Geary Corporation, a privately held IT consulting Company. Mr. Plante has a Bachelor of Science in Business Administration in Finance, from the University of Vermont.

•

Mr. Babcock joined the Bank in March 2014 as Senior Executive Vice President of the Bank and President of Private Wealth Management.  Mr. Babcock has 38 years of experience in commercial and wealth management/private bank businesses in New York City and regional markets through mergers, expansions, rapid growth and periods of significant organizational change.  Prior to joining the Bank, Mr. Babcock was the managing director of the Northeast Mid-Atlantic region for the HSBC Private Bank.  Mr. Babcock graduated from Tulane University’s A.B. Freeman School of Business and has an M.B.A. from Fairleigh Dickinson University.  Mr. Babcock holds FINRA Series 7, 63 and 24 securities licenses.

•

Ms. Chalkan joined the joined the Bank in April 2015.  Ms. Chalkan has more than 31 years of financial services experience with a concentration in risk management, credit administration, underwriting and managing of policies and procedures.  Ms. Chalkan was promoted to Executive Vice President and Chief Credit Officer in April 2016.  Prior to joining Peapack-Gladstone Bank in 2015, Ms. Chalkan served key roles at Capital One N.A. as Senior Vice President, Head of Commercial Policy; Director of Loan Administration/Commercial Banking; and Manager of Middle Market Underwriting/New Jersey. Prior to her tenure at Capital One, Ms. Chalkan held key positions at Bank of America/Fleet Bank, and HSBC Bank USA/HSBC Securities, Inc. as Vice President, Underwriting Manager, in Small Business Services and Risk Review Field Manager, respectively. Ms. Chalkan holds a Bachelor of Arts Degree in Economics from Rutgers University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2019. Representatives from Crowe LLP are expected to be present at the annual meeting to answer questions and they will have the opportunity to speak if desired. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of Crowe LLP, but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

Aggregate fees for the fiscal years ending December 31, 2018 and December 31, 2017 billed by Crowe LLP were as follows:

Type of Service	2018	2017
Audit Fees	$455,000	$470,000
Audit-Related Fees (1)	62,500	145,208
Total	$517,500	$615,208

(1)	Includes fees for procedures related to registration statements for 2018 and the offering of subordinated debt and consents for registration statements for 2017.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

Audit Committee Pre-Approval Procedures

The Audit Committee maintains a policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone. The policy requires that all services to be performed by Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe LLP are permissible under applicable laws and regulations. Each new engagement of Crowe LLP in 2018 was approved in advance by the Audit Committee.

Audit Committee Report

To the Board of Directors of Peapack-Gladstone Financial Corporation:

The Company’s management is responsible for the Company’s internal control over financial reporting.  The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.  The independent registered public accounting firm is also responsible for issuing an opinion on the Company’s internal control over financial reporting based on criteria issued by the Committee on Sponsoring Organizations of the Treadway Commission.  The Audit Committee oversees the Company’s internal control over financial reporting on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm that, in its report, expresses an opinion on the conformity of the Company’s financial statements with U.S. generally accepted accounting principles.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to ensure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with U.S. generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is “independent.”

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee

of the Board of Directors

Anthony J. Consi, II, Chair

Richard Daingerfield

Edward A. Gramigna, Jr.

Steven A. Kass

Beth Welsh

March 6, 2019

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), and the other three highest compensated individuals who were serving as executive officers at the end of 2018 (collectively, the “named executive officers”).

Named Executive Officer	Position
Douglas L. Kennedy	President and Chief Executive Officer
Jeffrey J. Carfora	Senior EVP and Chief Financial Officer
Robert A. Plante	EVP and Chief Operating Officer
John P. Babcock	Senior EVP and President- Private Wealth Management
Lisa P. Chalkan	EVP and Chief Credit Officer

Executive Summary

2018 Financial Highlights and Company Performance

The Compensation Committee of the Board of Directors (the “Committee”) believes that the Company, under the leadership and guidance of its CEO and other named executive officers, has been successful in executing its Strategic Plan – “Expanding Our Reach.”

In particular, the Committee noted the following factors, which it believes demonstrated the success of the Company and of the CEO and other named executive officers individually in 2018:

•	For the year ended December 31, 2018, the Company reflected year over year improvement in profitability as shown in the table below:

(Dollars in millions, except EPS)	2018 as reported(A)	2018 as adjusted(A)	2017	2018 as adjusted vs. 2017
Pretax income	$57.72	$60.18	$54.31	$5.87	11%
Net income	$44.17	$45.31	$36.50	$8.81	24%
Diluted earnings per share (EPS)	$2.31	$2.37	$2.03	$0.34	17%
Total revenue	$159.36	$160.75	$145.77	$14.98	10%
Return on average assets	1.02%	1.05%	0.89%	0.16%	18%
Return on average equity	10.13%	10.39%	10.12%	0.27%	3%

(A)

The 2018 year as reported included a $4.39 million loss on sale of multifamily loans; $3.00 million of life insurance proceeds related to the December 31, 2018 passing of the founder and managing principle of MCM; $319,000 of severance expense related to the elimination of select positions; a $405,000 write-down of intangible assets related to MCM; and $340,000 of professional fees related to investment banking and other fees associated with the Lassus Wherley acquisition.  These five items reduced pretax income by $2.46 million, net income by $1.14 million, EPS by $0.06, ROAA by 0.03%, and ROAE by 0.26%.  2018 as adjusted excludes these items.

•

At December 31, 2018, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $319 million to $5.8 billion from $5.5 billion at December 31, 2017. While new business and the Lassus Wherley acquisition accounted for significant growth, negative market action (particularly in the fourth quarter of 2018) offset much of that growth.

•

Loans at December 31, 2018 totaled $3.93 billion.  This reflected net growth of $227 million, or 6%, when compared to the $3.71 billion at December 31, 2017.  This loan growth was principally funded by “customer” deposit growth (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits).

•	Deposits totaled $3.90 billion at December 31, 2018. This reflected net growth of $197 million (5%) when compared to $3.70 billion at December 31, 2017.

•

Asset quality metrics continued to be strong at December 31, 2018.  Nonperforming assets at December 31, 2018 were $25.7 million, or 0.56% of total assets.  Total loans past due 30 through 89 days and still accruing were $3.48 million, or 0.09% of total loans at December 31, 2018.

•

The Company’s and Bank’s capital ratios at December 31, 2018 all increased significantly compared to the December 31, 2017 levels. And, such ratios remain well above regulatory well capitalized standards.

2018 Executive Performance Plan Results

For 2018, overall results were almost all better than our budget/plan for 2018 (“2018 Budget”) as shown in the table below.

(Dollars in millions, except EPS)	2018 as adjusted(A)	2018 Budget	2018 as adjusted vs. 2018 budget
Pretax income	$60.18	$58.80	$1.38	2%
Net income	$45.31	$43.51	$1.80	4%
Diluted earnings per share (EPS)	$2.37	$2.28	$0.09	4%
Total revenue	$160.75	$165.23	$(4.48)	-3%
Return on average assets	1.05%	0.97%	0.08%	8%
Return on average equity	10.39%	9.95%	0.44%	4%

(A)	See table and footnote on prior page for calculation of 2018 as adjusted.

For purposes of the Company’s Executive Performance Plan (the “EPP”), Company performance was measured as follows:

•	Threshold – 85% of “2018 Budget achievement”;
•	Target – 100% of “2018 Budget achievement”: and
•	Maximum – 110% and above of “2018 Budget achievement.”

2018 Budget achievement is based on pretax income, net income and EPS, which when averaged were 3.5% over budget.

After consideration of 2018’s results to budget, we considered Company’s performance to be at 103.5% of budgeted earnings and to be rated at this level under the Executive Performance Plan, as shown in the table on page 24.

Compensation Philosophy and Program Objectives

The fundamental objective of the Company’s executive compensation program, the elements of which are summarized in the table below, is to fairly compensate our named executive officers at levels appropriate in our market and grant equity compensation to align the interests of our named executive officers with those of our shareholders. Our compensation program is designed to retain and attract qualified executives and motivate such executives to achieve short- and long-term strategic and operational goals that strengthen our franchise value and ultimately deliver shareholder value. We believe in a pay-for-performance philosophy that appropriately aligns our executives’ total compensation with the performance and value of their contributions and the Company’s ultimate success.

Element	Purpose	Link to Performance	Fixed/Performance Based
Annual Cash Bonus (STI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based
Equity (LTI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value

In 2018, the Committee adopted a new LTI Plan design intended to further interlace executive pay with Company performance. The grant value was based on prior year performance, while the vesting for the CEO and SEVPs is 50% based on performance of a 3-year EPS growth metric and 50% time-based (25% performance-based and 75% time-based for EVPs)

Performance Based
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed

2018 CEO Compensation Decisions

The Company made the following key decisions regarding Mr. Kennedy’s compensation package for 2018:

•

Salary: After receiving no salary increases between 2012 and 2016, the Company provided an increase in 2017 and an increase in April 2018 to $695,000. This increase is based on an analysis of Mr. Kennedy’s compensation compared to the compensation peer group as well as Mr. Kennedy’s and the Company’s performance for 2017.  Mr. Kennedy did not receive an increase in 2019 related to 2018 performance.

•	Cash Incentive: The cash incentive was based on Company and individual performance in 2018:
o

2018 Company Performance (75% weighting): Company performance for 2018 was achieved at 103.5% of budget. Based on the cash incentive plan calculation, 103.5% of budget calculates to the Company performance portion of the cash incentive plan as discussed previously.

o

2018 Individual Performance (25% weighting): Individual performance for 2018 was rated at the target level. The following includes the significant objectives considered in determining Mr. Kennedy’s individual performance, all of which were met or exceeded: continue to expand our wealth business; continue to expand our C&I lending business; continue to enhance the client experience; continue to drive risk management excellence; continue migration to a private banking model; continue to focus on expanding fee based revenue; continue to enhance communications with shareholders; and deliver financial results.

o	2018 Payout: Based on the Company and individual results outlined above, the cash incentive award calculated and paid to Mr. Kennedy was $463,913.
o	Change in weighting for 2019 performance and beyond: For the 2019 performance year and beyond, Mr. Kennedy’s cash incentive will be based solely on Company performance (100% weighting).
•	Equity Incentive: The 2018 long-term incentive award granted to Mr. Kennedy was based on 2017 performance:
o

2017 Company Performance (75% weighting): Company performance for 2017 was achieved at 118% of budget. Based on the incentive plan calculation, 118% of budget corresponds to a maximum incentive payout.

o	2017 Individual Performance (25% weighting): Individual performance for 2017 was rated at the maximum level.
o	2018 Grant: The 2018 grant for Mr. Kennedy was made at the maximum level (165% of salary or $989,947). The grant was divided into two equal pieces:
▪	50% Performance-Vested: Half of the award will cliff vest based on 3-year EPS growth relative to the compensation peer group.
▪	50% Time-Vested: Half of the award will vest equally over three years.

2019 Compensation Changes

The compensation plans are continually re-assessed to ensure a strong pay for performance link. For 2019, the Committee has made the following decisions regarding the compensation program in order to continue to more strongly align our performance with compensation:

•	For the annual incentive plan, the CEO’s and CFO’s awards will be 100% based on Company performance.
•	For the equity incentive, all equity awards to proxy officers will be at least 50% performance vested.
•	No salary increases were given to any of the proxy officers for 2019.

Summary of Key Compensation Compliance Policies

Policy	Description
Stock Ownership	Our directors and named executive officers are subject to meaningful stock ownership guidelines.
Clawback	All awards (cash and equity) made under the EPP are subject to clawback based on inaccurate financial statements.
No Excise Tax Gross-Ups	No 280G tax gross-up provisions in our executive’s agreements.
Double Trigger CIC Severance	Cash severance is not automatically triggered upon a change-in-control without a corresponding termination.
Double Trigger Equity in CIC	Equity grants require a change-in-control along with a corresponding termination in order to trigger an acceleration of equity in the case of a change-in-control.

Anti-Hedging Policy

The Committee maintains a policy prohibiting our executives from hedging Peapack shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of Peapack’s stock.

Anti-Pledging Policy

The Committee maintains a policy prohibiting our executives and directors from holding Peapack shares in a margin account as collateral for a margin loan or otherwise pledging Peapack shares as collateral for a loan.

Roles and Decision Process

The Compensation Committee is responsible for establishing and overseeing policies governing annual and long-term compensation programs for our executives, and for determining executive compensation levels in line with our philosophy. Details of the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. The Chair of the Committee regularly reports on Committee actions at the Company’s Board of Directors meetings.

The Committee reviews all compensation components for the Company’s CEO and other named executive officers, including base salary, annual cash and equity incentives, benefits and contracts/arrangements.

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. The CEO provides advice to the Committee relative to the compensation of the other named executive officers. The CEO is not present for the discussion by the Committee of his compensation.  Other senior officers, such as the Head of Human Capital, General Counsel, and/or the CFO may provide information and perspective to the Committee as appropriate and/or as requested. The Committee’s independent compensation consultant (McLagan) also provides market data and advice as appropriate. The Committee makes all of its determinations based on an assessment of the Company’s performance and individual performance and on data provided by management and its independent compensation consultant.

The Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its independent compensation consultant. The Committee has determined that it has the funding it needs to retain the advisors necessary to carry out its duties effectively. In 2013, the Committee first retained McLagan as an independent outside compensation consultant. McLagan was retained again for 2018. McLagan’s services included peer group development and market benchmarking studies, assisting with the design and subsequent review of the incentive program, and providing insight and best practices with respect to the compensation of our named executive officers as well as the implementation of employment agreements and change in control agreements.

While the Committee seeks independent external perspective, the Committee makes all decisions regarding the compensation of Peapack-Gladstone’s named executive officers.

The Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and under the applicable NASDAQ listing rules.  The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) there were no services provided to the Company, other than compensation related to consulting services provided by McLagan; (2) fees paid by the Company as a percentage of total revenue of AON, McLagan’s parent company; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of McLagan and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors of McLagan; and (6) any business or personal relationships between the executives and the senior advisors of McLagan. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Review

Understanding the competitive landscape is a key element the Committee considers in making compensation decisions. Each year, the Committee commissions a compensation review by its independent compensation consultant. The purpose of this review is to provide an independent and objective analysis of our total compensation relative to a peer group and industry practices. The Committee utilizes the market data and best practices information for ongoing monitoring of executive pay relative to market practices and to determine executive compensation.

The foundation for the review is data from a peer group of banks. In late 2017, the Committee reviewed benchmarking information provided by McLagan that the Committee used to set 2018 compensation. The peer group for this study consisted of 18 commercial banks selected by the Committee after considering recommendations from McLagan. The selection criteria generally included: eastern U.S. commercial banks in metro areas with total revenue between $70 million and $300 million, non-interest income to total revenue greater than 12.5% or trust and investment revenue greater than $2 million; and nonperforming assets to total assets less than or equal to 2%. This peer group of 18 banks had median total assets of $4.5 billion (comparable to the Company’s $4.3 billion at December 31, 2017 and $4.6 billion at December 31, 2018), and median revenue of $156 million (comparable to the Company’s $146 million for 2017 and $159 million for 2018).

The peer group consisted of the following 18 banks:

• Arrow Financial Corp.	• First of Long Island Corp.
• Bryn Mawr Bank Corp.	• Lakeland Bancorp
• Cambridge Bancorp	• Peoples Financial Services
• Century Bancorp Inc.	• Republic First Bancorp Inc.
• Chemung Financial Corp.	• Sandy Spring Bancorp Inc.
• Customers Bancorp Inc.	• Tompkins Financial Corporation
• Dime Community Bancshares Inc.	• TriState Capital Holdings Inc.
• Eagle Bancorp Inc	• Univest Corp. of Pennsylvania
• Enterprise Bancorp Inc.	• Washington Trust Bancorp Inc.

The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Committee uses multiple reference points when establishing targeted compensation levels. The Committee does not benchmark specific compensation elements or total compensation to any specific percentile relative to the peer companies or the broader U.S. market. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as Company, business and individual performance, scope of responsibility, critical needs and skill sets, leadership potential and succession planning.

Say on Pay Consideration

The Committee also considers feedback from our shareholders in making compensation determinations. At the 2018 Annual Meeting, over 89% of votes cast were in favor of the say-on-pay proposal. We view this as a positive endorsement of pay practice. Notwithstanding this strong support, we continue to monitor our pay alignment and seek ways to improve our compensation program. As a result, the Committee has decided to restructure the long-term incentive plan for 2019 and beyond to provide for a greater percentage of awards, the vesting of which is linked to the performance of the Company.  More detail on the specifics of that plan can be found in the Executive Performance Plans section below.

Elements of Compensation and Decisions

We target our total compensation in a way that is fair and appropriate considering market conditions, peer group comparisons, Company performance, individual performance, as well as our long-term strategic goals. We believe our compensation policies and practices appropriately balance risk against our desire to award competitive compensation and are unlikely to have an adverse effect on our Company. The elements of our compensation include base salary and short-term incentive awards, long-term incentive awards and long-term strategic plan awards under our EPP as highlighted below.

Base Salary

Our named executive officers’ base salaries are set to reflect a combination of factors, including but not limited to, level of responsibility, being competitive in the market, experience, skill-set, and individual performance, as well as the Company’s compensation philosophy and overall performance. We design our base salaries in significant part to retain and attract talented executives who can help drive long-term shareholder value. We believe we must keep our base salaries competitive, within the context of our compensation culture, or risk losing executive talent because the markets in which we operate present current and potential executives with higher-paying alternatives. Given our rapid revenue and asset growth, the market analysis showed our executives significantly behind our desired positioning relative to the peer group. Based on such market analysis, along with individual and Company performance, including the named executive officer’s performance, leadership, operational effectiveness and experience in the industry, we made significant adjustments to our named executive officer’s salaries in 2018.

The following summarizes the 2017 and 2018 salaries for the Company’s named executive officers:

Named Executive Officer	2017 Base Salary Rate	2018 Base Salary Rate	% Increase
Douglas L. Kennedy President and Chief Executive Officer	$600,000	$695,000	16%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$316,000	$376,000	19%
Robert A. Plante EVP, Chief Operating Officer	$300,000	$365,000	22%
John P. Babcock Senior EVP, President- Private Wealth Management	$500,000	$545,000	9%
Lisa P. Chalkan EVP Chief Credit Officer	$270,000	$325,000	20%

The increases in 2018 were based upon peer group data, as well as performance in 2017.  There were no salary increases in 2019 relative to 2018 performance.

Executive Performance Plans

The EPP consisted of the following two components, as previously described:

•	Short-term incentive awards (“STI Awards”) that provided an annual cash incentive opportunity based on achievement of pre-defined Company and individual performance goals;
•	Long-term incentive awards (“LTI Awards”) that provided annual restricted stock awards, with three-year vesting, with vesting partially performance-based and partially time-based.

The amount of STI Awards and LTI Awards earned by each named executive officer is dependent on the achievement of both Company goals and individual goals.  The following chart depicts the potential for awards granted to each named executive officer under the EPP. The percentages referenced in the chart with respect to the STI Awards (Cash) and LTI Awards (Restricted Stock) refer to percentages of base salary.

	Goals & Objectives		STI Awards (Cash)			LTI Awards (Stock)
	Company	Individual	Threshold	Target	Max	Threshold		Target		Max
Douglas L. Kennedy President and Chief Executive Officer	75%	25%	45%	60%	90%	55%	(A)	100%	(A)	165%	(A)
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	75%	25%	30%	40%	60%	50%	(A)	90%	(A)	150%	(A)
Robert A. Plante EVP and Chief Operating Officer	50%	50%	23%	30%	45%	35%	(B)	60%	(B)	105%	(B)
John P. Babcock President of Private Wealth Management	50%	50%	30%	40%	60%	50%	(A)	90%	(A)	150%	(A)
Lisa P. Chalkan EVP and Chief Credit Officer (C)	50%	50%	23%	30%	45%	25%	(B)	40%	(B)	75%	(B)

(A)	Half is time-based vested and half is performance-based vested for Mr. Kennedy, Mr. Carfora, and Mr. Babcock.
(B)

Three quarters is time-based vested and one quarter is performance-based vested for Mr. Plante and Ms. Chalkan.  For the 2019 performance year and beyond, these weightings will change to half time-based vested and half performance-based vested.

(C)	For the 2018 performance year. Ms. Chalkan’s grant percentages are 35% for threshold, 60% for target and 105% for max.

For the 2019 performance year and beyond, Messrs. Kennedy’s and Carfora’s goals and objectives weighting will be 100% Company, and for Mr. Plante, Mr. Babcock, and Ms. Chalkan will be 75% Company and 25% individual.

In formulating the EPP, the Committee also considered internal policies and relevant guidance from bank regulatory authorities that direct the Committee to ensure that compensation incentive programs do not jeopardize the safety and soundness of the Company or the Bank.  To that end, the Committee believes that the EPP and the Company’s other incentive compensation policies:

•	appropriately balance risk and reward;
•	are compatible with effective controls and procedures; and
•	are supported by strong corporate governance, including active oversight by the Committee.

The Committee has the absolute discretion to make awards that are less than or greater than awards calculated by the EPP.  The Committee also may change, modify or discontinue the EPP at any time, including during the course of a particular year.  The Committee may take into account the following factors:

•	the safety and soundness of the Company;
•	unexpected events that occur during the year;
•	the Company’s performance relative to its peer group;
•	regulatory changes; and
•	extraordinary efforts in achieving financial and/or non-financial, but important strategic goals.

While the Committee had the discretion to modify awards, this discretion was not utilized and is not expected to be utilized with the exception of extraordinary circumstances.

Short Term Incentive Awards - Company Performance Calculation

The following table shows the income targets at various levels compared to the actual performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual STI (cash) awards in the EPP.

	Threshold (85% of Budget)	Target 2018 Budget	Max (110% of Budget)	2018 as adjusted (A)	Company Performance - 2018 as adjusted as % of Budget
Pretax Income (in millions)	$49.98	$58.80	$64.68	$60.18	102%
Net Income (in millions)	$36.98	$43.51	$47.86	$45.31	104%
Diluted earnings per share (EPS)	$1.94	$2.28	$2.51	$2.37	104%
				Average	103.5%

(A)	See explanation on page 16.

As noted previously, the Committee concluded Company performance was achieved at 103.5% of budget level for 2018, as calculated and at the weighting related to Company performance (Messrs. Kennedy’s and Carfora’s goals and objectives weighting was 75% Company and for the other three named executive officers was 50%).

After reviewing these measures, the Committee concluded Company performance was achieved at 103.5% of budget level for 2018, as calculated. Based on the table below, the 2018 actual company performance result equated to a 115% of target payout for the executives.

Company Performance	Performance as % of Budget	Cash Award as % of Target	CEO Award as % of Salary	SEVP Award as % of Salary	EVP Award as % of Salary
Threshold	90%	75%	45%	30%	22.5%
Target	100%	100%	60%	40%	30%
Max	110%	150%	90%	60%	45%
2018 Actual	103.5%	115%	69%	46%	35%

Named Executive Officer	2018 Base Salary Rate	Company Weighting	Award as % of Salary	Individual Weighting	Award as % of Salary	% of Base Salary
Douglas L. Kennedy President and Chief Executive Officer	$695,000	75%	51.75%	25%	15.25%	67%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$376,000	75%	34.50%	25%	10.50%	45%
Robert A. Plante EVP and Chief Operating Officer	$365,000	50%	17.25%	50%	22.75%	40%
John P. Babcock President of Private Wealth Management	$545,000	50%	23.00%	50%	30.00%	53%
Lisa P. Chalkan EVP and Chief Credit Officer	$325,000	50%	17.25%	50%	22.75%	40%

Short Term Incentive Awards (Cash)

We paid short-term incentive awards (cash) to our named executive officers based on 2018 Company performance and 2018 individual performance. As described previously, Company performance for 2018 was 103.5% of budget. Individual 2018 performance was rated at the target level for the CEO and for the CFO and at maximum for each of the other three named executive officers that received an award. The individual performance of the four named executive officers was determined by the CEO and the Compensation Committee (solely the Compensation Committee in the case of the CEO). Among other things, the CEO considered performance relative to: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals.  The use of individual goals represents the clear assignment by the Compensation Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance.  We believe the assignment of personal accountability in the form of individual goals has strengthened the effectiveness of our executive compensation program and has a positive impact on the performance of our named executive officers.

The Committee awarded the short-term incentives (STI) (cash) detailed below.

Named Executive Officer	Company Weighting Company Performance as % of Budget	Individual Weighting Individual Performance Rating	Company Weighted STI	Individual Weighted STI	Total STI (Cash) Paid for 2018	% of Base Salary	% of Target
Douglas L. Kennedy	75%	25%
President and Chief Executive Officer	103.5% of target	Target	$359,663	$104,250	$463,913	67%	111%
Jeffrey J. Carfora	75%	25%
Senior EVP and Chief Financial Officer	103.5% of target	Target	$129,720	$37,600	$167,320	45%	111%
Robert A. Plante	50%	50%
EVP and Chief Operating Officer	103.5% of target	Max	$62,963	$82,125	$145,088	40%	133%
John P. Babcock	50%	50%
President of Private Wealth Management	103.5% of target	Max	$125,350	$163,500	$288,850	53%	133%
Lisa P. Chalkan	50%	50%
EVP and Chief Credit Officer	103.5% of target	Max	$56,063	$73,125	$129,188	40%	133%

Long Term Incentive Awards (Restricted Stock)

In 2017, the Committee approved an amended long-term portion of the EPP, which took effect in 2018.  The new LTI plan is split between performance-vested and time-vested shares.  The LTI portion of the plan provides annual restricted stock awards, with the shares or units granted anywhere from a threshold amount to a maximum amount, considering Company as well as individual performance. The performance-based shares will vest at the conclusion of a three-year period provided that certain EPS growth targets relative to the compensation peer group have been achieved. The time-based shares vest over these years ratably. This grant is intended to motivate executives to focus on the achievement of the Company’s high-performing long-term strategic planning goals and to further align Company executives with shareholders.

LTI Plan	% of Grant		Performance Metric	Vesting Length	Vesting Type	Grant Value Determination	# of shares vested
	CEO & SEVPs	EVPs
Time-Vested Shares	50%	75%	n/a	3 years	Ratable	Granted based on prior year’s performance	100% of shares granted
Performance-Vested Shares	50%	25%	3-yr relative EPS Growth	3 years	Cliff	Granted based on prior year’s performance	Threshold	Target	Maximum
							25th percentile of peer EPS growth = approximately 55% of grant	50th percentile of peer EPS growth = 100% of grant	75th percentile of peer EPS growth = approximately 165% of grant

Our long-term incentive awards are designed to focus our executives on long-term performance and shareholder value. We granted long-term incentive awards to Messrs. Kennedy, Carfora, Plante, Babcock, and Ms. Chalkan in March 2018. The grant values were based on 2017 Company performance and 2017 individual performance. Company performance for 2017 was at the maximum level. Individual performance was rated at the maximum for 2017. The individual performance of those other four named executive officers was determined by the CEO and agreed to by the Compensation Committee. Among other things, the CEO considered performance relative to: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year, including personal accountability for critical performance with respect to standard banking industry company metrics, such as deposit growth, loan growth, credit quality, efficiency ratio, and other such goals.  The use of individual goals represents the clear assignment by the Compensation Committee of direct personal accountability for specific financial, organizational, operational and risk management objectives, the attainment of which contribute significantly to the Company’s performance.

The following table shows the income targets at various levels compared to the actual 2017 performance of the Company and the corresponding Company performance achievement as it relates to payouts for the annual LTI (restricted stock) awards.

	Threshold (85% of Budget)	Target 2017 Budget	Max (110% of Budget)	2017 Actual	Company Performance 2017 as % of Budget
Pretax Income (in millions)	$40.97	$48.20	$53.02	$54.31	113%
Net Income (in millions)	$25.41	$29.89	$32.88	$36.50	122%
				Average	118% (= Max)

The Committee concluded Company performance was achieved at maximum for 2017, as calculated. The following table shows how the grant value for the 2018 LTI award was calculated for each officer based on 2017 performance.

	Goals & Objectives		Grant Opportunities			2017 Performance		Grant Value
Named Executive Officer	Company	Individual	Threshold	Target	Max	Company Performance as % of Budget	Individual Performance Rating	$ Value	% of Base Salary	% of Target
Douglas L. Kennedy President and Chief Executive Officer	75%	25%	55%	100%	165%	118% (Max)	Max	$989,948	165%	165%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	75%	25%	50%	90%	150%	118% (Max)	Max	$473,988	150%	167%
Robert A. Plante EVP and Chief Operating Officer	50%	50%	35%	60%	105%	118% (Max)	Max	$314,933	105%	175%
John P. Babcock President of Private Wealth Management	50%	50%	50%	90%	150%	118% (Max)	Max	$749,984	150%	167%
Lisa P. Chalkan EVP and Chief Credit Officer	25%	75%	25%	40%	75%	118% (Max)	Max	$202,441	75%	188%

(1)	For the 2018 performance year, Ms. Chalkan 2018 Company weighting was 50% and individual 50% weighting and grant percentages are 35% for threshold, 60% for target and 105% for max.

The following table sets forth the awards of restricted stock granted in March 2018 based on 2017 performance to our named executive officers. For the CEO & SEVPs, 50% of the awards will vest based on 3 year relative EPS growth compared to the compensation peer group while the other 50% will vest based on time. For EVPs, 25% is performance-vested while 75% time-based.

	Total LTI			Time-Vested RSUs		Performance-Vested RSUs
Named Executive Officer	Dollar Value	Number of Shares	% of Base Salary	Dollar Values	Number of Shares	Dollar Values	Number of Shares
Douglas L. Kennedy President and Chief Executive Officer	$989,947	28,020	165%	$494,974	14,010	$494,973	14,010
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$473,987	13,416	150%	$236,995	6,708	$236,994	6,708
Robert A. Plante EVP and Chief Operating Officer	$314,932	8,914	165%	$236,217	6,686	$78,715	2,228
John P. Babcock President of Private Wealth Management	$749,985	21,228	150%	$374,992	10,614	$374,993	10,614
Lisa P. Chalkan EVP and Chief Credit Officer	$202,441	5,730	75%	$151,848	4,298	$50,593	1,432

Deferred Compensation Retention Award

In 2017, Peapack instituted a retention tool for three of the NEOs (Mr. Kennedy, Mr. Carfora and Mr. Babcock). The Deferred Compensation Retention Award (“DCRA”) is a cash-based retention award with contributions made to the plan over a five-year period. Beginning with the third quarter of 2017, quarterly contributions of $50,000 for Mr. Kennedy and $25,000 for Messrs. Carfora and Babcock will be made assuming the executive is employed and the Company has generated

EPS of at least 60% of budget for the previous 12 months. Vesting occurs ratably over three years. The account balance receives interest crediting based on the Wall Street Journal prime rate, provided that the rate shall not exceed 7.5%.

Named Executive Officer	2018 Contribution
Douglas L. Kennedy President and Chief Executive Officer	$200,000
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$100,000
Robert A. Plante EVP and Chief Operating Officer	$-
John P. Babcock President of Private Wealth Management	$100,000
Lisa P. Chalkan EVP and Chief Credit Officer	$-

The Committee determined a retention award based in cash instead of stock was appropriate because of the substantial stock ownership of the top executives. The current equity ownership of these executives is well in excess of the Company’s ownership guidelines.

Benefits/Other Compensation

The Company provides bank-sponsored insurance and retirement benefit plans for our named executive officers. The benefit packages are designed to assist named executive officers in providing for their financial security.

The Company provides retirement benefits to named executive officers through a combination of plans that are qualified and nonqualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Company has established a qualified defined contribution plan under Section 401(k) of the Code, covering substantially all salaried employees over the age of 21 with at least twelve months of service and whose participation is not prohibited by the 401(k) Plan. Under the savings portion of the 401(k) Plan, employees may contribute up to 15% of their base pay (up to a maximum of $18,000 in 2018). Annually, the Company makes a matching contribution equal to 50% of the first 6% of an employee’s salary, plus up to an additional 3% employer contribution for all employees, on a discretionary basis. The Committee believes that employees require 401(k) plans, and that to attract and retain able employees the Company must offer these benefits to its employees, including its named executive officers.

The named executive officers receive the same employer-provided health and welfare insurance available to all full-time employees, which includes health, dental, vision, disability and basic group life insurance.

The Company has also purchased bank-owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the participant’s annual base salary. A life insurance benefit of 2.5 times a named executive officer’s annual base salary vests if prior to the termination of employment there is a change in control or the named executive officer becomes disabled. A benefit of 2.5 times the named executive officer’s salary is paid if the participant dies while employed by the Company.  Named executive officers are also entitled to a vested post-employment life insurance benefit based on years of service and age as of the date of termination of employment. This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service. There is a minimum benefit of $25,000 if the participant does not reach the vesting levels. Bank-owned life insurance assists the Company in offsetting the rising costs of employee benefits by providing the Company with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured. The Company owns the cash surrender value of the policies and records the increases in the cash surrender value as income. Upon the death of an insured the Company will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary. The Committee believes that bank-owned life insurance is primarily a good investment for the Company, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Change in Control Agreements

We maintain individual change in control agreements with Mr. Kennedy, Mr. Carfora, Mr. Plante, Mr. Babcock and Ms. Chalkan. The agreements each provide for the employment of the named executive officer for a Contract Period (defined in the table below) commencing on the day prior to a change in control (as defined in the agreement). During the Contract Period, the executives will each be provided with (1) the same base salary that existed prior to the change in control, (2) an opportunity for a bonus equal to at least the bonus opportunity in effect immediately prior to the change in control, and (3) benefits and perquisites at levels generally available to the executive prior to the change in control. If, during the Contract Period, the executive resigns for good reason (as defined in the agreement) or is terminated other than for cause (as defined in the agreement) he/she will be entitled to a lump-sum payment equal to the multiple defined in the table below times his/her then base salary and the greater of his/her average bonus amount for the three preceding fiscal years or the bonus paid during the most recent fiscal year. Each named executive officer will also be entitled to receive payments from the Company equal to the costs to continue health insurance coverage for a period defined in the table below following termination of employment. In the event that the total benefits payable under the agreements and other arrangements following a change in control would require the executive to pay an excise tax under the Code, then the total payments paid to the executive will be the greater of (1) a reduced payment equal to the amount that would not result in the payment of an excess parachute payment under Section 280G of the Internal Revenue Code and an excise tax by the executive under the Code, and (2) a payment equal to the greatest after tax amount payable to the executive after taking into account any excise tax imposed under the Code. The agreements also prohibit the executives from competing against the Company and soliciting the Company’s customers and employees for a one-year period following termination of employment.  The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits. The Committee also believes that, given the high degree of consolidation within the banking business, these agreements are necessary to retain and attract talented named executive officers.

Named Executive Officer	Contract Period	Change-in-Control and Termination Severance Multiple	Change-in-Control and Termination Health Care Continuation
Douglas L. Kennedy President and Chief Executive Officer	3 years	3 times	3 years
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	3 years	3 times	3 years
Robert A. Plante EVP and Chief Operating Officer	2 years	2 times	2 years
John P. Babcock President of Private Wealth Management	3 years	3 times	3 years
Lisa P. Chalkan EVP and Chief Credit Officer	3 years	2 times	2 years

Employment Contracts

We are also a party to employment agreements that give the named executive officers certain benefits. These agreements provide, among other things, for eligibility with Messrs. Kennedy, Carfora and Babcock for (1) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of the Company are eligible, (2) an annual base salary and (3) bonus payments with respect to each calendar year within the Committee’s discretion. Under these agreements, if a named executive officer’s employment is terminated without cause (at any time preceding the date prior to a change in control), the Company shall pay the executive’s base salary for two years from the effective date of such termination. In the event that the Company terminates a named executive officer’s employment for cause or in the event of the named executive officer’s retirement, permanent disability or death, the Company shall pay the named executive officer any earned but unpaid base salary as of the date of termination of employment. The employment agreements also include certain non-compete and non-solicitation provisions. The Committee believes the employment agreements, which are customary in the Company’s competitive market, are important in order to retain and attract talented senior executives.

Income Tax Considerations

Under 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017, publicly-held corporations are subject to limits on the deductibility of executive compensation.  Deductible compensation is limited to $1 million per year for each covered employee, defined as the publicly-held corporation’s principal executive officer, principal financial officer and three additional highest compensated officers during any taxable year of the corporation beginning after December 31, 2016.  The Tax Act provides “grandfathered” treatment for certain compensation in excess of the $1 million deductibility limitation, including compensation that is “qualified performance-based compensation” within the meaning of Section 162(m) prior to the Tax Act, if payable pursuant to a written binding contract in effect as of November 2, 2017 that is not modified in any material respect thereafter.

In 2018 and in prior years, the Committee monitored the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighed the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may have paid compensation subject to the deductibility limitations of Section 162(m).  A number of requirements must be met for particular compensation to qualify for tax deductibility under Section 162(m), so there can be no assurance that the incentive compensation awarded will be fully deductible in all circumstances.

The Committee has historically attempted to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is considered by the Committee to be outweighed by the need for flexibility or the attainment of other objectives.  As was the case prior to the enactment of the Tax Act, the Committee will continue to monitor issues concerning the deductibility of executive compensation.  Since corporate objectives may not always be consistent with the requirements for tax deductibility, the Committee is prepared, when it deems appropriate, to enter into compensation arrangements under which payments will not be deductible under Section 162(m).  Thus, deductibility will be one of many factors considered by the Committee in designing our executive compensation program.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee

of the Board of Directors

F. Duffield Meyercord, Chair

Anthony J. Consi, II

Tony Spinelli

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers. For a summary of the Committee’s decisions on compensation awarded to our named executive officers in 2018, see the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Incentive Compensation Non-Equity ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas L. Kennedy	2018	669,423	989,947	463,913	230,278	2,353,561
President & CEO of Peapack-	2017	573,077	549,983	540,000	132,541	1,795,601
Gladstone and the Bank	2016	500,000	350,614	450,000	34,007	1,334,621
Jeffrey J. Carfora	2018	359,846	473,987	167,320	123,093	1,124,246
Senior Executive Vice	2017	306,678	211,011	189,600	67,792	775,081
President and CFO of Peapack-	2016	281,376	131,541	168,600	16,702	598,219
Gladstone and the Bank
Robert A. Plante	2018	347,500	314,932	145,088	16,500	824,020
Executive Vice President	2017	236,538	-	135,000	-	371,538
and Chief Operating Officer
of Peapack-Gladstone
and the Bank (4)
John P. Babcock	2018	532,884	749,985	288,850	124,262	1,695,981
Senior Executive Vice President	2017	500,000	324,984	300,000	68,967	1,193,951
of Peapack-Gladstone	2016	500,000	249,990	250,000	17,806	1,017,796
and President of Private
Wealth Management
Lisa P. Chalkan	2018	310,192	202,441	129,188	16,500	658,321
Executive Vice President and	2017	256,153	127,479	100,000	16,200	499,832
Chief Credit Officer of Peapack-
Gladstone and the Bank (5)

(1)

Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718 and are based on a Peapack-Gladstone stock price on the date of grant of $35.33.  See Note 13 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2018 for additional information on the valuation methodology.

(2)

Amounts represent short-term incentive awards (cash) paid in the first quarter of 2019 under our EPP based on 2018 performance achievement. See “Compensation Discussion and Analysis” for a discussion of how these payments were calculated.

(3)	The following table itemizes the compensation in this column. The table excludes perquisites that did not exceed $10,000 in the aggregate for each named executive officer.
Name	Company Contributions to 401(k)	Deferred Retention Award Plan (A)	BOLI Premiums
Douglas L. Kennedy	$16,500	$211,142	$2,636
Jeffrey J. Carfora	16,500	105,571	1,022
Robert A. Plante	16,500	-	-
John P. Babcock	16,500	105,571	2,191
Lisa P. Chalkan	16,500	-	-
(A)

This is a defined contribution plan with annual contributions to be made of $200,000 for Mr. Kennedy and $100,000 for Messrs. Carfora and Babcock for a period of five years. All contributions are to be made in cash. The effective date of the Plan was August 2017. The account balance receives interest based on the Wall Street Journal prime rate.

(4)	Mr. Plante joined the Company in March 2017.
(5)	Ms. Chalkan was added as a named executive officer in 2017.

Grants of Plan-Based Awards

The following tables set forth additional detail regarding 2018 incentive compensation non-equity (cash) and stock award grants under the Executive Performance Plan.

	Estimated Payouts Under the Short Term
	(Cash) Incentive Plan
Name	Threshold ($) (1)	Target ($) (2)	Maximum ($) (3)	Actual Cash Payments ($) (4)
Douglas L. Kennedy	$312,750	$417,000	$625,500	$463,913
Jeffrey J. Carfora	112,800	150,400	225,600	167,320
Robert A. Plante	83,950	109,500	164,250	145,088
John P. Babcock	163,500	218,000	327,000	288,850
Lisa P. Chalkan	74,750	97,500	146,250	129,188

(1)	Assuming both Company and Individual performance are rated at Threshold.
(2)	Assuming both Company and Individual performance are rated at Target.
(3)	Assuming both Company and Individual performance are rated at Maximum.
(4)

Actual cash payments were based on Company performance at 103.5% of target.  Individual performance was rated at Maximum for Messrs. Plante and Babcock and for Ms. Chalkan.  Mr. Kennedy and Mr. Carfora were rated at Target on an Individual basis. See “Compensation Discussion and Analysis” for further discussion.

	Estimated Payouts Under the Long Term (Stock) Incentive Plan				All Other Stock Awards: Number of		Grant Date Fair
Name	Threshold ($)	Target ($)	Maximum ($)	Grant Date	Shares of Stocks or Units (#)		Value of Stock Awards (1)
Douglas L. Kennedy	$330,000	$600,000	$990,000	3/20/2018	28,020	(A)	$989,947
Jeffrey J. Carfora	158,000	284,400	474,000	3/20/2018	13,416	(A)	473,987
Robert A. Plante	105,000	180,000	315,000	3/20/2018	8,914	(B)	314,932
John P. Babcock	250,000	450,000	750,000	3/20/2018	21,228	(A)	749,985
Lisa P. Chalkan	67,500	108,000	202,500	3/20/2018	5,730	(B)	202,441

(1)	Based on Peapack-Gladstone’s stock price of $35.33 on the date of grant.
(A)	Half is time-based vested and half is performance-based vested.
(B)

Three quarters is time-based vested and one quarter is performance-based vested. For the 2019 performance year and beyond, these weightings will change to half time-based vested and half performance-based vested.

Outstanding Equity Awards at Fiscal Year-End

The following table represents stock awards outstanding for each named executive officer as of December 31, 2018.  The market value of shares that have not vested is calculated using our closing market price of $25.18 as of December 31, 2018.  There were no outstanding options for any of the named executive officers as of December 31, 2018.

	Stock Awards
Name	Grant Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Douglas L. Kennedy	3/11/2016	6,891	(1)	$173,515
	3/11/2017	9,974	(1)	251,145
	3/11/2017	2,660	(2)	66,979
	3/20/2018	14,010	(1)	352,772
	3/20/2018	14,010	(3)	352,772
Jeffrey J. Carfora	3/11/2016	2,586	(1)	$65,115
	3/11/2017	3,742	(1)	94,224
	3/11/2017	1,123	(2)	28,277
	3/20/2018	6,708	(1)	168,907
	3/20/2018	6,708	(3)	168,907
Robert A. Plante	3/20/2018	6,686	(1)	$168,353
	3/20/2018	2,228	(3)	56,101
John P. Babcock	3/11/2014	5,137	(2)	$129,350
	3/11/2016	4,914	(1)	123,735
	3/11/2017	5,541	(1)	139,522
	3/11/2017	1,995	(2)	50,234
	3/20/2018	10,614	(1)	267,261
	3/20/2018	10,614	(3)	267,261
Lisa P. Chalkan	3/11/2016	871	(1)	$21,932
	3/11/2016	1,567	(2)	39,457
	3/11/2017	1,696	(1)	42,705
	3/11/2017	1,356	(2)	34,144
	3/20/2018	4,298	(1)	108,224
	3/20/2018	1,432	(3)	36,058

(1)

Vests in three equal annual commencing on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(2)

Vests in five equal annual installments beginning on the first anniversary of the date of grant and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a change in control, all shares immediately vest.

(3)

Performance-based restricted stock, which will cliff vest in three years based on the achievement of EPS growth over a three-year period compared to EPS growth of an established peer group. Upon termination of employment by reason of death or disability shares will vest at target. Upon a change in control, shares will vest at the greater of the target level or the level determined after conducting the performance calculation.

Option Exercises and Stock Vested

The following table represents the vesting of restricted stock during 2018.  There were no stock options exercised by any named executive officers in 2018.

	Stock Awards
	Number of Shares Acquired on Vesting	Value Realized On Vesting (1)
Name	(#)	($)
Douglas L. Kennedy	30,196	$994,036
Jeffrey J. Carfora	10,091	327,312
Robert A. Plante	-	-
John P. Babcock	18,756	639,461
Lisa P. Chalkan	4,603	155,862

(1)

The value realized upon vesting is equal to the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired.  In each case, the amount reported is the aggregate of shares vesting from more than one grant of restricted stock.

CEO Pay Ratio

As required by Item 402(u) of SEC Regulation S-K, we are providing the following information:

For fiscal 2018, our last completed fiscal year:

▪	The median of the annual total compensation of all employees of our Company was $60,703; and
▪	The annual total compensation of Mr. Kennedy, our Chief Executive Officer, was $2,353,561.

Based on this information, the ratio for 2018 of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees is 39 to 1.

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

1.	As of December 31, 2018, our employee population consisted of approximately 528 individuals, including any full-time, part-time, temporary, or seasonal employees employed on that date.
2.

To find the median of the annual total compensation of all our employees, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2018, but did not work for us the entire year.  No full-time equivalent adjustments were made for part-time employees.

3.

We identified a median cohort of seven employees using this compensation measure and methodology. For the median cohort, we added together all of the elements of such employees’ compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

4.	Based on the total compensation calculation outlined in Step 3, we selected the employee within the median cohort with the median total compensation.
5.	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

Potential Payments Upon Termination or Change in Control

Peapack-Gladstone and the Bank have entered into employment agreements with the named executive officers, which set forth the terms of employment of the officers and provide for benefits in the event of termination without “cause.”

Peapack-Gladstone and the Bank have also entered into change in control agreements with the named executive officers, each of which provide for benefits in the event a termination without “cause” or for “good reason” during a specified period following a merger or acquisition of Peapack-Gladstone. A detailed description of the employment agreements and change-in-control agreements may be found in the Compensation Discussion and Analysis section of this proxy under “Employment Contracts” and “Change in Control Agreements.”

The following table shows the potential payments under each named executive officer’s change-in-control or employment agreement if he or she had terminated employment with the Company effective December 31, 2018, under each of the following retirement or termination circumstances: (1) death or disability; (2) voluntary resignation or dismissal for cause; (3) retirement; (4) dismissal without cause; and (5) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone. These payments are considered estimates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Compensation and/or Benefits Payable Upon Termination	Death or Disability	Voluntary Resignation or Dismissal For Cause	Retirement	Dismissal Without Cause(no Change in Control) (1) (2)	Dismissal Without Cause or Resignation For Good Reason (following a Change in Control) (1) (2) (3)
Douglas L. Kennedy
Cash Severance	$-	$-	$-	$1,390,000	$3,705,000
Equity Acceleration (4)	1,197,183	-	1,197,183	-	1,197,183
Welfare Benefits Continuation	-	-	-	-	14,381
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	203,760
Reduction in Payment (7)	-	-	-	-	-
Total Benefit	$2,447,183	$-	$1,197,183	$1,390,000	$5,120,324
Jeffrey J. Carfora
Cash Severance	$-	$-	$-	$752,000	$1,696,800
Equity Acceleration (4)	525,430	-	525,430	-	525,430
Welfare Benefits Continuation	-	-	-	-	14,385
Life Insurance Benefit (5) (6)	721,026	-	-	-	113,174
Reduction in Payment (7)	-	-	-	-	-
Total Benefit	$1,246,456	$-	$525,430	$752,000	$2,349,789
Robert A. Plante
Cash Severance	$-	$-	$-	$-	$920,000
Equity Acceleration (4)	224,454	-	224,454	-	224,454
Welfare Benefits Continuation	-	-	-	-	17,975
Life Insurance Benefit (5) (6)	-	-	-	-	-
Reduction in Payment (7)	-	-	-	-	141,891
Total Benefit	$224,454	$-	$224,454	$-	$1,020,538
John P. Babcock
Cash Severance	$-	$-	$-	$1,090,000	$2,535,000
Equity Acceleration (4)	977,363	-	977,363	-	977,363
Welfare Benefits Continuation	-	-	-	-	17,489
Life Insurance Benefit (5) (6)	1,250,000	-	-	-	93,705
Reduction in Payment (7)	-	-	-	-	56,923
Total Benefit	$2,227,363	$-	$977,363	$1,090,000	$3,566,634
Lisa P. Chalkan
Cash Severance	$-	$-	$-	$-	$850,000
Equity Acceleration (4)	282,520	-	353,457	-	353,457
Welfare Benefits Continuation	-	-	-	-	19,426
Life Insurance Benefit (5) (6)	-	-	-	-	-
Reduction in Payment (7)	-	-	-	-	-
Total Benefit	$282,520	$-	$353,457	$-	$1,222,883

(1)

The term “cause” generally means (1) willful and continued failure by a named executive officer to perform the officer’s duties, (2) willful misconduct by the named executive officer that causes material injury to the Company or its successor or (3) the conviction of a crime, other than a traffic violation, drunkenness, drug abuse, or excessive absenteeism other than for illness.
(2)

The term “change in control” generally means (1) the acquisition of 30% or more of the voting power of the Company’s securities, (2) the first purchase of the Company’s common stock pursuant to a tender or exchange offer, (3) the shareholder approval of (a) a merger or consolidation of the Company into another corporation wherein the other corporation exercises control over the Company, (b) a sale or disposition of all or substantially all of the Company’s assets or (c) a plan of liquidation or dissolution of the Company, (4) a change in board membership such that over a two-year period the directors constituting the Board at the beginning of such period do not constitute two-thirds of the Board of the Company or a successor corporation at the end of such period, or (5) a sale of (a) the common stock of the Company following which a person or entity other than the Company or its affiliates owns a majority thereof or (b) all or substantially all of the Company’s assets.

(3)	The term “good reason” generally means a change in job description, location, compensation or benefits.
(4)

In 2016, our 2012 Long-Term Stock Incentive Plan was amended (the “Amended 2012 Plan”) to provide that equity awards assumed by any acquiror will vest only upon specified termination events following a change in control.  If awards are not assumed by the acquiror, then outstanding awards will vest upon the change in control.  With respect to awards assumed by the surviving entity in connection with a change in control, if the grantee’s employment is terminated without cause or, in certain cases, if the grantee resigns for good reason, within two years after the effective date of the change in control, then the grantee’s outstanding options become fully vested, time-based vesting restrictions on outstanding awards lapse and unless otherwise provided in the agreement, outstanding performance-based awards will be deemed to have been earned at the target level, or at a level in excess of target in the Committee’s discretion, and paid on a pro-rated basis based upon the length of time the grantee was employed during the performance period. The value of equity acceleration reported is based on the market price of $25.18 as of December 31, 2018. Named executive officers would have three years from the date of termination following a change in control to exercise any vested options.

(5)

Peapack-Gladstone has purchased bank-owned life insurance and entered into a split-dollar plan with certain named executive officers and certain other employees to provide current and post-employment life insurance in an amount that ranges from $25,000 to 2.5 times the executive’s annual base salary. A life insurance benefit of 2.5 times the executive’s annual base salary vests if the executive becomes disabled prior to the termination of employment. A benefit of 2.5 times the executive’s salary is paid if the executive dies while employed by Peapack-Gladstone.

(6)

The life insurance benefit at dismissal without cause or resignation for good reason following a change in control represents the imputed income from December 2018 through the end of the executive’s plan participation year (calculated on an actuarial basis) under Peapack-Gladstone’s Split-Dollar Plan. Upon a change in control, the executive would vest in the benefit of 2.5 times the executive’s annual base salary.

(7)

In the event any payments to the named executive officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of the Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (1) the dollar amount that can be paid to the named executive officers without triggering an excise tax under Section 4999 of the Code, or (2) the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments.

The greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments to Messrs. Kennedy, Carfora, and Ms. Chalkan is greater than the dollar amount that can be paid to Messrs. Kennedy, Carfora, and Ms. Chalkan, without triggering an excise tax under Section 4999 of the Code. Accordingly, the payments to Messrs. Kennedy, Carfora, Plante and Ms. Chalkan in connection with a termination following a change in control on December 31, 2018 are not subject to a reduction.

The dollar amount which can be paid to Messrs. Plante and Babcock without triggering an excise tax under Section 4999 of the Code is greater than the greatest after-tax amount payable to the executives after taking into account any excise tax imposed under Section 4999 of the Code on the total payments to Messrs. Plante and Babcock. Accordingly, the payments to Messrs. Plante and Babcock in connection with a termination following a change in control on December 31, 2018 are subject to a reduction.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act requires that Peapack-Gladstone’s executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone’s common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by these insiders of Peapack-Gladstone, all Section 16(a) reporting requirements applicable to insiders during 2018 were satisfied on a timely basis except for: one Form 4 (representing one transaction), which was filed late on behalf of Steven A. Cass, Board Director; one Form 4 (representing one transaction), which was filed late on behalf of Anthony J. Consi, II, Board Director; and one Form 4 (representing one transaction), which was filed late on behalf of Vincent A. Spero, Executive Vice President, Chief Lending Officer.

TRANSACTIONS WITH RELATED PERSONS

Peapack-Gladstone uses the same policies and procedures for the review, approval and ratification of related persons transactions as described above under the caption “Director Independence.” In addition to the matters discussed above under the caption “Director Independence,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2018, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Peapack-Gladstone, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectability or present other unfavorable features.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone’s notice of shareholders’ meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone’s year 2020 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 20, 2019.

Under the terms of our bylaws, a shareholder who intends to nominate a person for election to our Board or to present an item of business at the 2020 Annual Meeting (other than a proposal submitted for inclusion in our proxy materials) must deliver to the Secretary of Peapack-Gladstone Bank written notice of such business, including the information specified in the bylaws, between January 9, 2020 and February 8, 2020.  Such notice must meet the requirements in our bylaws. If Peapack-Gladstone advances its 2020 Annual Meeting date more than 30 days from the anniversary date of its 2019 Annual Meeting or delays it more than 70 days, then notice by the shareholder to be timely must be delivered not earlier than 90 days prior to the annual meeting date and not later than the close of business 10 days following the day on which the public announcement of the date of the meeting is made. If Peapack-Gladstone changes the date of its 2020 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

Peapack-gladstone financial corporation Step 1: Go to www.envisionreports.com/PGC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/PGC Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. The Sample Company Shareholder Meeting Notice 030LWD + + Important Notice Regarding the Availability of Proxy Materials for the Peapack-Gladstone Financial Corporation Shareholder Meeting to be Held on Tuesday, April 30, 2019. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 16, 2019 to facilitate timely delivery. 2 N O T Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Votes submitted electronically must be received by 1:00 a.m., (Eastern), on April 30, 2019. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares.

Shareholder Meeting Notice

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

1. Election of Directors:
   01 - Carmen M. Bowser
   02 - Dr. Susan A. Cole
   03 - Anthony J. Consi, II
   04 - Richard Daingerfield
   05 - Edward A. Gramigna, Jr.
   06 - Peter Horst
   07 - Steven A. Kass
   08 - Douglas L. Kennedy
   09 - Patrick J. Mullen
   10 - F. Duffield Meyercord
   11 - Philip W. Smith, III
   12 - Tony Spinelli
   13 - Beth Welsh
2. To approve, on a non-binding basis, the compensation of the Company's named executive officers.
3. To ratify the appointment of Crowe LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Directions to Peapack-Gladstone Financial Corporation's Annual Meeting

From points North:

From points South:

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/PGC**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Peapack-Gladstone Financial Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by April 16, 2019.

Step 1: Go to www.envisionreports.com/PGC. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. www.envisionreports.com/PGC Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. The Sample Company Shareholder Meeting Notice 030LWD + + Important Notice Regarding the Availability of Proxy Materials for the Peapack-Gladstone Financial Corporation Shareholder Meeting to be Held on Tuesday, April 30, 2019. Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report to shareholders are available at: Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before April 16, 2019 to facilitate timely delivery. 2 N O T Easy Online Access — View your proxy materials and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Votes submitted electronically must be received by 1:00 a.m., (Eastern), on April 30, 2019. Step 4: Make your selections as instructed on each screen for your delivery preferences. Step 5: Vote your shares.

Peapack-gladstone financial corporation 01 - Carmen M. Bowser 04 - Richard Daingerfield 07 - Steven A. Kass 02 - Dr. Susan A. Cole 05 - Edward A. Gramigna, Jr. 08 - Douglas L. Kennedy 03 - Anthony J. Consi, II 06 - Peter Horst 09 - Patrick J. Mullen For Withhold For Withhold For Withhold 1 U P X 10 - F. Duffield Meyercord 11 - Philip W. Smith, III 12 - Tony Spinelli 13 - Beth Welsh Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 030LUF + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR A Proposals 2 and 3. 2. To approve, on a non-binding basis, the compensation of the Company’s named executive officers. 3. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019. 1. Election of Directors: For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card For Against Abstain You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/PGC or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/PGC Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on April 30, 2019. Your vote matters – here’s how to vote!

Directions to Peapack-Gladstone Financial Corporation’s Annual Meeting  From points North: From points South: • Take 1-287 South to exit 22 toward US 202/US 206 N • Take 1-287 North to exit 22A US-202/US-206 S toward Pluckemin • Take jughandle on right • Take the exit toward Hills Drive • Turn left on US-202/US-206 S toward Pluckemin • Turn left onto Hills Drive • Take the exit toward Hills Drive • Destination will be on the left • Turn left onto Hills Drive • Destination will be on the left  Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/PGC   Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/PGC  • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •  Peapack-Gladstone Financial Corporation  +  Notice of 2019 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2019 Richard Daingerfield, Philip W. Smith III, Beth Welsh, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Peapack- Gladstone Financial Corporation to be held on April 30, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)  Non-Voting Items C Change of Address — Please print new address below. Comments — Please print your comments below.  Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.  +